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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                        JARDINE FLEMING INDIA FUND, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, $0.001 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    471112102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


        Andrew Pegge                            Jeffry S. Hoffman
   Laxey Partners Limited              Swidler Berlin Shereff Friedman, LLP
        Stanley House                         The Chrysler Building
       7-9 Market Hill                         405 Lexington Avenue
           Douglas                              New York, NY 10174
     Isle of Man IM1 2BF                          (212) 891-9260
     011 44 1624 629365


--------------------------------------------------------------------------------
  (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)


                                 April 25, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7(b) for other parties to whom copies are to be sent.

                              (Page 1 of 10 Pages)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                              Page 2 of 10 Pages

                                  SCHEDULE 13D

----------------------------------------------------------------------------------------------------------------------
CUSIP No. 471112102
----------------------------------------------------------------------------------------------------------------------
1)         Name of Reporting Persons
           I.R.S. Identification No. of Above Persons (entities only)

           The Value Catalyst Fund Limited
           No I.R.S. Identification No.
---------- -----------------------------------------------------------------------------------------------------------
2)         Check the Appropriate Box if a Member of a Group (See Instructions)                            (a) [X]
                                                                                                          (b) [ ]
---------- -----------------------------------------------------------------------------------------------------------
3)         SEC Use Only

---------- -----------------------------------------------------------------------------------------------------------
4)         Source of Funds (See Instructions)

           OO
---------- -----------------------------------------------------------------------------------------------------------
5)         Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)                [ ]

---------- -----------------------------------------------------------------------------------------------------------
6)         Citizenship or Place of Organization

           Cayman Islands
----------------------------------------------------------------------------------------------------------------------
                     7)      Sole Voting Power

                             0
                     ------- -----------------------------------------------------------------------------------------
     Number of       8)      Shared Voting Power
      Shares
   Beneficially              122,050 shares
     Owned by        ------- -----------------------------------------------------------------------------------------
       Each          9)      Sole Dispositive Power
     Reporting
      Person                 0
       With          ------- -----------------------------------------------------------------------------------------
                     10)     Shared Dispositive Power

                             122,050 shares
----------------------------------------------------------------------------------------------------------------------
11)        Aggregate Amount Beneficially Owned by Each Reporting Person

           122,050 shares
---------- -----------------------------------------------------------------------------------------------------------
12)        Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)           [ ]

---------- -----------------------------------------------------------------------------------------------------------
13)        Percent of Class Represented by Amount in Row (11)

           2.1%
---------- -----------------------------------------------------------------------------------------------------------
14)        Type of Reporting Person (See Instructions)

           IV*
----------------------------------------------------------------------------------------------------------------------

*Not registered under the Investment Company Act of 1940.

                                                              Page 3 of 10 Pages

---------------------------------------------------------------------------------------------------------------------
CUSIP No. 471112102
---------------------------------------------------------------------------------------------------------------------
1)        Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Laxey Investors Limited
          No I.R.S. Identification No.
--------- -----------------------------------------------------------------------------------------------------------
2)        Check the Appropriate Box if a Member of a Group (See Instructions)                         (a)  [X]
                                                                                                      (b)  [ ]
--------- -----------------------------------------------------------------------------------------------------------
3)        SEC Use Only

--------- -----------------------------------------------------------------------------------------------------------
4)        Source of Funds (See Instructions)

          OO
--------- -----------------------------------------------------------------------------------------------------------
5)        Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)              [ ]
--------- -----------------------------------------------------------------------------------------------------------
6)        Citizenship or Place of Organization

          British Virgin Islands
---------------------------------------------------------------------------------------------------------------------
                     7)      Sole Voting Power

                             0
                     ------- ----------------------------------------------------------------------------------------
     Number of       8)      Shared Voting Power
      Shares
   Beneficially              164,503 shares
     Owned by        ------- ----------------------------------------------------------------------------------------
       Each          9)      Sole Dispositive Power
     Reporting
      Person                 0
       With          ------- ----------------------------------------------------------------------------------------
                     10)     Shared Dispositive Power

                             164,503 shares
---------------------------------------------------------------------------------------------------------------------
11)       Aggregate Amount Beneficially Owned by Each Reporting Person

          164,503 shares
--------- -----------------------------------------------------------------------------------------------------------
12)       Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)         [ ]

--------- -----------------------------------------------------------------------------------------------------------
13)       Percent of Class Represented by Amount in Row (11)

          2.8%
--------- -----------------------------------------------------------------------------------------------------------
14)       Type of Reporting Person (See Instructions)

          IV*
---------------------------------------------------------------------------------------------------------------------

*Not registered under the Investment Company Act of 1940.

                                                              Page 4 of 10 Pages

---------------------------------------------------------------------------------------------------------------------
CUSIP No. 471112102
---------------------------------------------------------------------------------------------------------------------
1)        Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          LP Value Limited
          No I.R.S. Identification No.
--------- -----------------------------------------------------------------------------------------------------------
2)        Check the Appropriate Box if a Member of a Group (See Instructions)                         (a) [X]
                                                                                                      (b) [ ]
--------- -----------------------------------------------------------------------------------------------------------
3)        SEC Use Only

--------- -----------------------------------------------------------------------------------------------------------
4)        Source of Funds (See Instructions)

          OO
--------- -----------------------------------------------------------------------------------------------------------
5)        Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)             [ ]

--------- -----------------------------------------------------------------------------------------------------------
6)        Citizenship or Place of Organization

          British Virgin Islands
---------------------------------------------------------------------------------------------------------------------
                     7)      Sole Voting Power

                             0
                     ------- ----------------------------------------------------------------------------------------
     Number of       8)      Shared Voting Power
      Shares
   Beneficially              114,550 shares
     Owned by        ------- ----------------------------------------------------------------------------------------
       Each          9)      Sole Dispositive Power
     Reporting
      Person                 0
       With          ------- ----------------------------------------------------------------------------------------
                     10)     Shared Dispositive Power

                             114,550 shares
---------------------------------------------------------------------------------------------------------------------
11)       Aggregate Amount Beneficially Owned by Each Reporting Person

          114,550 shares
--------- -----------------------------------------------------------------------------------------------------------
12)       Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)        [ ]

--------- -----------------------------------------------------------------------------------------------------------
13)       Percent of Class Represented by Amount in Row (11)

          1.9%
--------- -----------------------------------------------------------------------------------------------------------
14)       Type of Reporting Person (See Instructions)

          IV*
---------------------------------------------------------------------------------------------------------------------

*Not registered under the Investment Company Act of 1940.

                                                              Page 5 of 10 Pages

---------------------------------------------------------------------------------------------------------------------
CUSIP No. 471112102
---------------------------------------------------------------------------------------------------------------------
1)        Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Laxey Universal Value LP
          No I.R.S. Identification No.
--------- -----------------------------------------------------------------------------------------------------------
2)        Check the Appropriate Box if a Member of a Group (See Instructions)                         (a) [X]
                                                                                                      (b) [ ]
--------- -----------------------------------------------------------------------------------------------------------
3)        SEC Use Only

--------- -----------------------------------------------------------------------------------------------------------
4)        Source of Funds (See Instructions)

          OO
--------- -----------------------------------------------------------------------------------------------------------
5)        Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)             [ ]

--------- -----------------------------------------------------------------------------------------------------------
6)        Citizenship or Place of Organization

          Delaware
---------------------------------------------------------------------------------------------------------------------
                     7)      Sole Voting Power

                             0
                     ------- ----------------------------------------------------------------------------------------
     Number of       8)      Shared Voting Power
      Shares
   Beneficially              104,200 shares
     Owned by        ------- ----------------------------------------------------------------------------------------
       Each          9)      Sole Dispositive Power
     Reporting
      Person                 0
       With          ------- ----------------------------------------------------------------------------------------
                     10)     Shared Dispositive Power

                             104,200 shares
---------------------------------------------------------------------------------------------------------------------
11)       Aggregate Amount Beneficially Owned by Each Reporting Person

          104,200 shares
--------- -----------------------------------------------------------------------------------------------------------
12)       Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)        [ ]

--------- -----------------------------------------------------------------------------------------------------------
13)       Percent of Class Represented by Amount in Row (11)

          1.8%
--------- -----------------------------------------------------------------------------------------------------------
14)       Type of Reporting Person (See Instructions)

          PN*
---------------------------------------------------------------------------------------------------------------------

*Not registered under the Investment Company Act of 1940.

                                                              Page 6 of 10 Pages

---------------------------------------------------------------------------------------------------------------------
CUSIP No. 471112102
---------------------------------------------------------------------------------------------------------------------
1)        Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Laxey Partners Limited
          No I.R.S. Identification No.
--------- -----------------------------------------------------------------------------------------------------------
2)        Check the Appropriate Box if a Member of a Group (See Instructions)                         (a) [X]
                                                                                                      (b) [ ]
--------- -----------------------------------------------------------------------------------------------------------
3)        SEC Use Only

--------- -----------------------------------------------------------------------------------------------------------
4)        Source of Funds (See Instructions)

          N/A
--------- -----------------------------------------------------------------------------------------------------------
5)        Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)             [ ]

--------- -----------------------------------------------------------------------------------------------------------
6)        Citizenship or Place of Organization

          Isle of Man
---------------------------------------------------------------------------------------------------------------------
                     7)      Sole Voting Power

                             0
                     ------- ----------------------------------------------------------------------------------------
     Number of       8)      Shared Voting Power
      Shares
   Beneficially              606,326 shares
     Owned by        ------- ----------------------------------------------------------------------------------------
       Each          9)      Sole Dispositive Power
     Reporting
      Person                 0
       With          ------- ----------------------------------------------------------------------------------------
                     10)     Shared Dispositive Power

                             606,326 shares
---------------------------------------------------------------------------------------------------------------------
11)       Aggregate Amount Beneficially Owned by Each Reporting Person

          606,326 shares
--------- -----------------------------------------------------------------------------------------------------------
12)       Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)        [ ]

--------- -----------------------------------------------------------------------------------------------------------
13)       Percent of Class Represented by Amount in Row (11)

          10.3%
--------- -----------------------------------------------------------------------------------------------------------
14)       Type of Reporting Person (See Instructions)

          IA*
---------------------------------------------------------------------------------------------------------------------

*Not registered under the Investment Advisors Act of 1940.

                                                              Page 7 of 10 Pages

---------------------------------------------------------------------------------------------------------------------
CUSIP No. 471112102
---------------------------------------------------------------------------------------------------------------------
1)        Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Colin Kingsnorth
--------- -----------------------------------------------------------------------------------------------------------
2)        Check the Appropriate Box if a Member of a Group (See Instructions)                         (a) [X]
                                                                                                      (b) [ ]
--------- -----------------------------------------------------------------------------------------------------------
3)        SEC Use Only

--------- -----------------------------------------------------------------------------------------------------------
4)        Source of Funds (See Instructions)

          N/A
--------- -----------------------------------------------------------------------------------------------------------
5)        Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)             [ ]

--------- -----------------------------------------------------------------------------------------------------------
6)        Citizenship or Place of Organization

          British
---------------------------------------------------------------------------------------------------------------------
                     7)      Sole Voting Power

                             0
                     ------- ----------------------------------------------------------------------------------------
     Number of       8)      Shared Voting Power
      Shares
   Beneficially              606,326 shares
     Owned by        ------- ----------------------------------------------------------------------------------------
       Each          9)      Sole Dispositive Power
     Reporting
      Person                 0
       With          ------- ----------------------------------------------------------------------------------------
                     10)     Shared Dispositive Power

                             606,326 shares
---------------------------------------------------------------------------------------------------------------------
11)       Aggregate Amount Beneficially Owned by Each Reporting Person

          606,326 shares
--------- -----------------------------------------------------------------------------------------------------------
12)       Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)        [ ]

--------- -----------------------------------------------------------------------------------------------------------
13)       Percent of Class Represented by Amount in Row (11)

          10.3%
--------- -----------------------------------------------------------------------------------------------------------
14)       Type of Reporting Person (See Instructions)

          IN
---------------------------------------------------------------------------------------------------------------------

                                                              Page 8 of 10 Pages

---------------------------------------------------------------------------------------------------------------------
CUSIP No. 471112102
---------------------------------------------------------------------------------------------------------------------
1)        Name of Reporting Persons
          I.R.S. Identification No. of Above Persons (entities only)

          Andrew Pegge
--------- -----------------------------------------------------------------------------------------------------------
2)        Check the Appropriate Box if a Member of a Group (See Instructions)                         (a) [X]
                                                                                                      (b) [ ]
--------- -----------------------------------------------------------------------------------------------------------
3)        SEC Use Only

--------- -----------------------------------------------------------------------------------------------------------
4)        Source of Funds (See Instructions)
          N/A
--------- -----------------------------------------------------------------------------------------------------------
5)        Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)             [ ]
--------- -----------------------------------------------------------------------------------------------------------
6)        Citizenship or Place of Organization
          British
---------------------------------------------------------------------------------------------------------------------
                     7)      Sole Voting Power

                             0
                     ------- ----------------------------------------------------------------------------------------
     Number of       8)      Shared Voting Power
      Shares
   Beneficially              606,326 shares
     Owned by        ------- ----------------------------------------------------------------------------------------
       Each          9)      Sole Dispositive Power
     Reporting
      Person                 0
       With          ------- ----------------------------------------------------------------------------------------
                     10)     Shared Dispositive Power

                             606,326 shares
---------------------------------------------------------------------------------------------------------------------
11)       Aggregate Amount Beneficially Owned by Each Reporting Person

          606,326 shares
--------- -----------------------------------------------------------------------------------------------------------
12)       Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)        [ ]

--------- -----------------------------------------------------------------------------------------------------------
13)       Percent of Class Represented by Amount in Row (11)

          10.3%
--------- -----------------------------------------------------------------------------------------------------------
14)       Type of Reporting Person (See Instructions)

          IN
---------------------------------------------------------------------------------------------------------------------

                                                              Page 9 of 10 Pages


This Amendment No. 1 to the Statement on Schedule 13D amends and supplements Items 4 and 7 of the Statement on Schedule 13D originally filed with the Securities and Exchange Commission on November 5, 2002 by The Value Catalyst Fund Limited, Laxey Investors Limited, LP Value Limited, Laxey Universal Value LP, Laxey Partners Limited, Colin Kingsnorth and Andrew Pegge with respect to the shares of common stock, $0.001 par value per share, of Jardine Fleming India Fund, Inc. (the "Fund").


ITEM 4. PURPOSE OF TRANSACTION

Item 4 is hereby amended to supplement the original Item 4 as follows:

On April 25, 2003, LP Value Limited delivered a letter (the "Letter") to the Fund to provide notice of its intent to nominate two directors for election at the Fund's 2003 annual meeting of stockholders. The Letter is filed as Exhibit A hereto and is incorporated herein by reference.


ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

Item 7 is hereby amended to supplement the original Item 7 as follows:

Exhibit A.     Letter dated April 25, 2003 to Jardine Fleming India Fund, Inc.
               regarding notice of intent to nominate directors at the 2003 annual meeting of stockholders.



                                   SIGNATURES

         After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned hereby certify that the information set forth in this Amendment No. 1 to Schedule 13D is true, complete and correct.

Dated:  April 28, 2003


                                               THE VALUE CATALYST FUND LIMITED


                                               By:  /s/    Elizabeth Tansell
                                                    ------------------------
                                                    Name:  Elizabeth Tansell
                                                    Title: Director



                                               LAXEY INVESTORS LIMITED


                                               By:  /s/    Andrew Pegge
                                                    ------------------------
                                                    Name:  Andrew Pegge
                                                    Title: Director

                                                             Page 10 of 10 Pages



                                             LP VALUE LIMITED


                                             By:  /s/    Andrew Pegge
                                                  -------------------
                                                  Name:  Andrew Pegge
                                                  Title: Director



                                             LAXEY UNIVERSAL VALUE LP


                                             By: Laxey Partners GP(2) Limited,
                                                 its General Partner


                                             By:  /s/    Andrew Pegge
                                                  -------------------
                                                  Name:  Andrew Pegge
                                                  Title: Director



                                             LAXEY PARTNERS LIMITED


                                             By:  /s/ Andrew Pegge
                                                  -------------------
                                                  Name:  Andrew Pegge
                                                  Title: Director



                                             /s/ Colin Kingsnorth
                                             --------------------
                                             Colin Kingsnorth



                                             /s/ Andrew Pegge
                                             ----------------
                                             Andrew Pegge



                                       10